EXHIBIT 99.1

The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

                        CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 3Q EPS OF $0.11

Charlotte, NC (November 16, 2017) – The Cato Corporation (NYSE: CATO) today reported net income of $2.7 million for the third quarter ended October 28, 2017, compared to net income of $8.3 million for the third quarter ended October 29, 2016.  Earnings per diluted share for the third quarter were $0.11, compared to $0.30 last year.  Sales for the third quarter ended October 28, 2017 were $188.4 million, a 9% decrease from sales of $207.0 million for the third quarter ended October 29, 2016.  Same-store sales for the quarter decreased 9%.

“Consistent with our previous releases, pressure on merchandise margins and profitability persist as we continue to work through our merchandise missteps,” stated John Cato, Chairman, President, and Chief Executive Officer.  “The negative sales trends are below our expectations and, consequently, we continue to expect our full year earnings to be significantly below last year.”

For the nine months ended October 28, 2017, the Company earned net income of $24.0 million, compared to net income of $60.0 million for the nine months ended October 29, 2016.  Earnings per diluted share were $0.93 compared to $2.17 last year.  Sales for the nine months ended October 28, 2017 were $631.0 million, a decrease of 13% from sales of $729.2 million for the nine months ended October 29, 2016.  Year-to-date same-store sales decreased 14%.

For the quarter, the gross margin rate decreased to 33.9% of sales from 35.5% last year, primarily due to lower merchandise margins and deleveraging of occupancy expenses.  The SG&A rate for the quarter increased to 33.0% from 32.8% last year primarily due to deleveraging of expenses offset by cost savings initiatives implemented in the third quarter.  Income tax for the quarter was a benefit of $2.8 million compared to a benefit of $4.9 million last year.  The company ended the quarter with cash and short-term investments of $218.6 million.

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

Year-to-date, the gross margin rate decreased to 34.8% of sales from 38.7% the prior year primarily due to lower merchandise margins and deleveraging of expenses.  The year-to-date SG&A rate was 30.1% versus 28.3% last year primarily due to deleveraging of expenses partially offset by cost savings initiatives.  Income tax for the year was a benefit of $0.3 million compared to an expense of $11.5 million last year.

The Company has opened six new stores during 2017, down from our original plan of 13 stores and expects to close 26 stores versus our original plan of 19 stores.  Additionally, two stores have been relocated.  As of October 28, 2017, the Company operated 1,370 stores in 33 states, compared to 1,372 stores in 33 states as of October 29, 2016.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day.  Select Versona merchandise can also be found at www.shopversona.com.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED OCTOBER 28, 2017 AND OCTOBER 29, 2016

(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended

	October 28,	%	October 29,	%	October 28,	%	October 29,	%
	2017	Sales	2016	Sales	2017	Sales	2016	Sales

REVENUES
Retail sales	$188,368	100.0%	$207,022	100.0%	$631,049	100.0%	$729,173	100.0%
Other revenue (principally finance,
late fees and layaway charges)	1,905	1.0%	2,240	1.1%	5,926	0.9%	6,949	1.0%

Total revenues	190,273	101.0%	209,262	101.1%	636,975	100.9%	736,122	101.0%

GROSS MARGIN (Memo)	63,906	33.9%	73,395	35.5%	219,546	34.8%	282,515	38.7%

COSTS AND EXPENSES, NET
Cost of goods sold	124,462	66.1%	133,627	64.5%	411,503	65.2%	446,658	61.3%
Selling, general and administrative	62,100	33.0%	67,815	32.8%	190,162	30.1%	206,441	28.3%
Depreciation	5,047	2.7%	5,734	2.8%	14,989	2.4%	17,082	2.3%
Interest and other income	(1,200)	-0.6%	(1,288)	-0.6%	(3,472)	-0.6%	(5,593)	-0.8%

Cost and expenses, net	190,409	101.1%	205,888	99.5%	613,182	97.2%	664,588	91.1%

Income Before Income Taxes	(136)	-0.1%	3,374	1.6%	23,793	3.8%	71,534	9.8%

Income Tax Expense	(2,830)	-1.5%	(4,886)	-2.4%	(252)	0.0%	11,513	1.6%

Net Income	$2,694	1.4%	$8,260	4.0%	$24,045	3.8%	$60,021	8.2%

Basic Earnings Per Share	$0.11		$0.30		$0.93		$1.97

Diluted Earnings Per Share	$0.11		$0.30		$0.93		$1.97

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 28,	January 28,
	2017	2017
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$78,666	$47,234
Short-term investments	136,207	201,233
Restricted cash	3,711	3,691
Accounts receivable - net	30,507	30,336
Merchandise inventories	127,763	145,682
Other current assets	16,563	15,632

Total Current Assets	393,417	443,808

Property and equipment – net	120,179	126,386

Noncurrent Deferred Income Taxes	12,487	13,773

Other assets	22,268	22,357

TOTAL	$548,351	$606,324

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$149,132	$171,912

Noncurrent Liabilities	46,793	50,509

Stockholders' Equity	352,426	383,903

TOTAL	$548,351	$606,324

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510